ITEM 1.	Security and Issuer

This statement on Schedule 13D ("Schedule 13D") is being filed with respect to the common stock, par value $0.01 per share ("Common Stock") and certain common stock purchase warrants ("Warrants") of Universal Automotive Industries, Inc., a Delaware corporation ("Issuer"). The principal executive offices of Issuer are located at 11859 South Central Avenue, Alsip,
Illinois 60803.

ITEM 2.	Identity and Background

(a)This Schedule 13D is being filed by the Ann S. Gorman Revocable Trust ("Gorman Trust"), a revocable trust, Ann S. Gorman and Robert F. Gorman as co-trustees of the Gorman Trust (collectively, the "Reporting Persons").

(b)The address of the Reporting Persons is 2225 Croydon Walk, St. Louis, Missouri 63131

(c)The benefactor and co-trustees of the Gorman Trust are retired private individuals. The Gorman Trust was established for the benefit of Ann S. Gorman.

(d)During the past five years, none of the Reporting Persons have been convicted, or the subject of, a criminal proceeding to the best of their knowledge (excluding traffic violations or similar misdemeanors).

(e)During the past five years, none of the Reporting Persons have been the subject of, or to the best of their knowledge were party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is the subject of to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activity subject to, federal or state securities laws or finding of any violation with respect to such laws.

(f)Ann S. Gorman and Robert F. Gorman are citizens of the United States.

ITEM 3.	Source and Amount of Funds or Other Consideration

During the period of November 15, 2001, and December 12, 2001, Mr.
Gorman acquired through open market purchases, the total of 280,300 (two hundred eighty thousand three hundred) shares of Common Stock, an aggregate investment of $930,407.00 (nine hundred thirty thousand four hundred seven dollars). All funds used by Mr. Gorman to purchase Common Stock came from his personal assets. During the period of December 17, 2001, and December 21, 2001, Mr. Gorman acquired through open market purchases 80,000
(eighty thousand) warrants ("Warrants"), executable with a strike price of $2.25, an aggregate investment of personal funds of $118,689.96
(one hundred eighteen thousand six hundred eighty nine dollars, ninety six cents). All funds used br Mr. Gorman to acquire the warrants came from his personal assets.

On February 15, 2002, all of the shares of Common Stock and the Warrants held by Mr. Gorman were transferred to the Gorman Trust, of which, Mr. Gorman is a trustee. The securities so transferred were 280,300 (two hundred eighty three thousand three hundred) shares of Common Stock and 80,000 (eighty thousand) Warrants.

Since February 15, 2002, the Gorman Trust has acquired through open market purchases, 167,600 (one hundred sixty seven thousand six hundred) shares of Issuer Common Stock, an aggregate investment of personal funds in the amount of $291,671.80 (two hundred ninety one thousand six hundred seventy one dollars, eighty cents). The aggregate number of shares of Common Stock beneficially owned by the Gorman Trust is 527,900, consisting of 447,900 (four hundred forty seven thousand nine hundred) shares of Common Stock and 80,000 (eighty thousand) Warrants.

ITEM 4.	Purpose of Transaction

The Reporting Persons consummated the transactions described herein to acquire an interest in Issuer for investment purposes. The Reporting Person intends to continuously review the position in Issuer, and may make further purchases of Common Stock and/or Warrants or dispose of any or all of the Common Stock and/or Warrants held at any time.

ITEM 5.	Interest in the Issuer

The aggregate number of shares of Common Stock beneficially
owned by the Gorman Trust is as follows:
              		(B)Sole Voting Power	   (B) Sole Dispositive
						       Power
			Shares(*)   %(**)          Shares(*)  %(**)

(A)Ann S. Gorman
   Revocable Trust	589,900      7.1           589,900    7.1

(*)Includes: 509,900 shares of Common Stock and 80,000 Warrants

(**)Based upon 8,220,949 (eight million two hundred twenty thousand nine hundred forty nine) shares outstanding, as per the most recent SEC 10-Q filing by Issuer dated November 12, 2002.

(B)The Gorman Trust has no shared interest.

(C)Since the most recent filing of Schedule 13d, the Reporting Persons have acquired 67,000 (sixty seven thousand shares of Common Stock) through open market purchases. The average price paid was $1.25 (one dollar twenty five cents) per share, an aggregate investment of personal funds in the amount of $83,891.80 (eighty three thousand eight hundred ninety one dollars, eighty cents).

(D)No person other than the Reporting Persons, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

(E)Not Applicable

ITEM 6.	Contracts, Arrangements, Understandings, or Relationships with
Respect to Securities of the Issuer

On March 19, 2002, the Gorman Trust, on behalf of the Issuer, transferred 20,000 shares of Issuer Common Stock valued at $53,000.00 (fifty three thousand) (the "Loan") to a third party in consideration of which, the Issuer issued a Promissory Note ("Note")(Exhibit B). The Note called for repayment of the face amount of the Note, plus interest of 3% (three percent) per annum. The loan was used by the Issuer to pay for third party public relations services.

The Note was satisfied in full, on September 5, 2002 (Exhibit C).  The
Note was repaid through the transfer of 20,000 (twenty thousand) shares of Common Stock and payment in the amount of $745.00 (seven hundred forty five dollars) to the Gorman Trust.


ITEM 7.	Material to be Filed as Exhibits

Exhibit A.	Trust Certification Agreement signed by Reporting Persons
and notarized by a third party (1 page).

Exhibit B.	Unsecured Promissory Note, dated March 19, 2002, issued
to Reporting Persons by Issuer, in the amount of $53,000.00 (fifty three thousand) (3 pages).

Exhibit C.	Receipt dated September 4, 2002, acknowledging
repayment of Note, signed by Mr. Gorman (1 page).



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



November 20, 2002
Date

/s/ Robert F. Gorman
Signature


Robert F. Gorman/Trustee

Name/Title